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                                                                     EXHIBIT 3.3


                                    FORM OF
                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                         BOWMAR INSTRUMENT CORPORATION



                   -----------------------------------------

                   ADOPTED IN ACCORDANCE WITH THE PROVISIONS
                          OF SECTION 23-1-38-3 OF THE
                        INDIANA BUSINESS CORPORATION LAW

                   -----------------------------------------



         I, Hamid R. Shokrgozar, President of BOWMAR INSTRUMENT CORPORATION, a corporation organized and existing under the laws of the State of Indiana, do hereby affirm under penalties of perjury as follows:

         FIRST, that the Articles of Incorporation of said corporation be amended to change the corporation's name to "__________________" by striking out the whole of Section 1.01 of ARTICLE I as it now exists, and inserting in lieu and instead thereof a new Section 1.01, which shall read as follows:

                 "Name. The name of the Corporation is "_________________" (the "Corporation")."

         SECOND, that the Articles of Incorporation of said corporation be amended to increase the total number of shares the corporation is authorized to issue from 16,130,560 shares to
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61,130,560 shares by striking out the whole of Section 5.01 of ARTICLE FIFTH as it now exists, and inserting in lieu and instead thereof a new Section 5.01, which shall read as follows:

                 "Number of Shares. The total number of shares the Corporation shall have the authority to issue is 61,130,560 shares."

         THIRD, that each of the foregoing amendments was adopted by the corporation's Board of Directors on _______________, 1998, and by the shareholders on _____________, 1998.

         FOURTH, that the corporation's capital stock outstanding and entitled to vote on the foregoing amendments consist of: (i) _______ shares of common stock, stated value $.10 per share (the "Common Stock"), of which ________ shares were represented at the special meeting of shareholders, and (ii) ________ shares of $3.00 senior voting cumulative convertible preferred stock, par value $1.00 per share (the "Preferred Stock"), of which ________ shares were represented at the special meeting of shareholders.

         FIFTH, that the foregoing amendments have been duly adopted in accordance with the provisions of the Indiana Business Corporation Law by a vote of _________ shares of Common Stock and ________ shares of Preferred Stock, voting together as a single class, which vote constituted at least a majority of the outstanding stock entitled to vote at a special meeting of shareholders and was sufficient for approval of such amendments.

         IN WITNESS WHEREOF, I have signed this certificate this _____ day of _____, 1998.

                                        --------------------------------------
                                        Hamid R. Shokrgozar
                                        President and Chief Executive Officer


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